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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*

                             Horizon Offshore, Inc.
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                                (Name of Issuer)

                    Common Stock, $1.00 par value per share
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                         (Title of Class of Securities)

                                   44043J105
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                                 (CUSIP Number)

                                October 12, 2005
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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [X]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)
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CUSIP NO. 44043J105                    13G
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  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Lloyd I. Miller, III            ###-##-####
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  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
               -----------------------------------------------------------------
        (b) [ ]
               -----------------------------------------------------------------
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  3.    SEC Use Only


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  4.    Citizenship or Place of Organization

        United States
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     Number of             5.      Sole Voting Power

      Shares                       91,865,545
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power

     Owned by                      37,984,386
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power

     Reporting                     76,450,084
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power

                                   53,399,847
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  9.    Aggregate Amount Beneficially Owned by Each Reporting Person

        129,849,931
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 10.    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)

        [ ]
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 11.    Percent of Class Represented by Amount in Row (9)

        19.3%
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 12.    Type of Reporting Person (See Instructions)
        IN-IA-OO**
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--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

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**See Item 4.
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THE REPORTING PERSON HAS FILED THIS SECOND AMENDMENT TO SCHEDULE 13G (THE
"STATEMENT") TO REPORT THAT THE "DATE OF THE EVENT WHICH REQUIRES THE FILING" (THE "FILING DATE") AS STATED IN THE FIRST AMENDMENT TO THE STATEMENT WAS INCORRECT. THE CORRECT FILING DATE WAS OCTOBER 12, 2005.

Item 1(a).    Name of Issuer:
              Horizon Offshore, Inc.

Item 1(b).    Address of Issuers's Principal Executive Offices:
              2500 CityWest Boulevard, Suite 2200
              Houston, Texas 77042

Item 2(a).    Name of Person Filing:
              Lloyd I. Miller, III

Item 2(b).    Address of Principal Business Office or, if None, Residence:
              4550 Gordon Drive,
              Naples, Florida 34102

Item 2(c).    Citizenship:
              U.S.A.

Item 2(d).    Title of Class of Securities:
              Common Stock

Item 2(e).    CUSIP Number:
              44043J105


Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

              Not Applicable, this statement is filed pursuant to 13d-1(c)

Item 4. OWNERSHIP: The reporting person has sole voting power with respect to 91,865,545 of the reported securities as (i) an individual,
              (ii) a manager of a limited liability company that is the general partner of certain limited partnerships, (iii) the trustee to a grantor retained annuity trust, (iv) the trustee to certain generation skipping trusts and (v) the custodian to an account set up under the Florida Uniform Gift to Minors Act. The reporting person has shared voting power with respect to 37,984,386 shares of the reported securities as an investment advisor to the trustee of a certain family trust. The reporting person has sole dispositive power with respect to 76,450,084 of the reported securities as (i) an individual, (ii) a manager of a limited liability company that is the general partner of certain limited partnerships, (iii) the trustee to certain generation skipping trusts and (iv) the custodian to an account set up under the Florida Uniform Gift to Minors Act. The reporting person has shared dispositive power with respect to 53,399,847 of the reported securities as (i) an investment advisor to the trustee of a certain family trust and (ii) the trustee to a grantor retained annuity trust.

             (a)  129,849,931

             (b)  19.3%

             (c)   (i) sole voting power:   91,865,545

                   (ii) shared voting power:  37,984,386

                   (iii) sole dispositive power:  76,450,084

                   (iv) shared dispositive power:   53,399,847

Item 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

              Not Applicable



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Item 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

              Persons other than Lloyd I. Miller III, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the reported securities.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

              Not Applicable

Item 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

              Not Applicable

Item 9.       NOTICE OF DISSOLUTION OF GROUP:

              Not Applicable

Item 10.      CERTIFICATION:

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.









         Dated:  December 19, 2005             /s/  Lloyd I. Miller, III
                                               ----------------------------
                                               Lloyd I. Miller, III